May 19, 2011

President’s Report

FHLBNY Declares a 4.50% Dividend for the First Quarter of 2011

I am pleased to announce that, on May 19, 2011, your Board of Directors approved a dividend rate for the first quarter of 2011 of 4.50% (annualized). The FHLBNY’s dividend rate for the fourth quarter of 2010 was 5.80%. The dollar amount of the first quarter of 2011 dividend will be approximately $50 million. The cash dividend will be distributed to our member financial institutions on May 20, 2011.

At the Federal Home Loan Bank of New York, providing our members with advances remains central to our business. At the end of the first quarter of 2011, advances comprised 78 percent of our total assets.  This continued focus on advances has driven our solid performance throughout the recent difficult operating environment and has allowed us to provide our members with a fair and consistent dividend.

The dividend reflects the FHLBNY’s low-risk profile/conservative investment strategy and is reflective of the continuation of a low interest rate business environment coupled with increased earnings volatility related to evolving accounting standards. The payout represents approximately
70 percent of net income for the quarter. The remaining 30 percent of net income will be put towards retained earnings. The FHLBNY will continue to maintain retained earnings at calibrated levels to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders. After the dividend payment, unrestricted retained earnings as of March 31, 2011, will be approximately $667 million.

Primarily due to the effects of conforming with current accounting rules, please note that our Board intends to continue to vote on dividend declarations at least six weeks (or longer) after the close of the calendar quarter.

The FHLBNY filed our Form 10-Q for the first quarter of 2011 with the U.S. Securities and Exchange Commission on May 12, 2011. The document is available at the “EDGAR” portion of the SEC website at www.sec.gov.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.